UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2014

Sanomedics International Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54167	27-3320809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Brickell Avenue, Suite 415, Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (305) 433-7814 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02   Unregistered Sales of Equity Securities.

On January 9, 2014, we closed a Senior Secured Revolving Credit Facility Agreement (the "Credit Agreement") with TCA Global Credit Master Fund, LP , a Cayman Islands limited partnership (“TCA”). Pursuant to the Credit Agreement, of which we and our subsidiaries are parties as borrowers, TCA extended to us a $5 million revolving credit facility. An initial credit line of $2,300,000 was provided by TCA at closing, with $1,000,000 funded on the date of closing and the remaining $1,300,000 representing delayed for funding of an acquisition we may consummate within 90 days from closing. The funding of this delayed funding amount is subject to TCA’s approval of the terms and conditions of the acquisition, and, if not used by us under the terms of the Credit Agreement within the 90 day period, the delayed funding amount will be withdrawn. As of the date hereof, we are not a party to any pending acquisition for which these funds could be used. Under certain circumstances, we have the right to request an increase in the amount of the loan commitment up to the maximum of $5 million. If granted, we will pay TCA an additional transaction advisory fee equal to 2% of any such increase. During the term of the Credit Agreement, we are prohibited from incurring any indebtedness (other than in connection with the Credit Agreement or as otherwise approved by TCA).

The amounts borrowed pursuant to the Credit Agreement are evidenced by a Revolving Note (the "Note") from us and certain of our subsidiaries in the principal amount of $2,300,000. The Note bears interest at the rate of 11% per annum, increasing to 18% per annum upon the occurrence of an event of default, and matures on the earlier of (i) six months from the closing date, (ii) upon 60 day notice from TCA, or (iii) upon an event of default. We have the right to prepay the Note, in whole or in part, provided that we pay TCA an amount equal to the then outstanding amount of the Note plus a fee of 2.5% for repayments of 80% or more of the total amount of the note within 91 to 180 days following the closing date. Providing that no event of default exists on the maturity date, we have the right to request one six month extension of the Note maturity date.

The Note is convertible at the option of TCA into shares of our common stock at a variable conversion price equal to 85% of the lowest daily trading volume weighted average price of our common stock during the five business days preceding the conversion date. TCA is not permitted to convert all or any portion of the Note to the extent that the shares of our common stock that it would receive upon the conversion are in excess of 4.99% of our outstanding common stock, subject to its right to waive this provision upon 61 days prior notice to us. Should TCA elect to convert the Note, in the event the net amount realized by it is less than the conversion amount of the Note, we are subject to make-whole rights which will require us to issue TCA additional shares of our common stock.

We, including our subsidiaries, granted TCA a first position blanket security interest in our assets and we pledged the stock of our subsidiaries to secure the payment of the loan which are evidenced by a Security Agreement and a Pledge and Escrow Agreement. Certain of our affiliates, including our President and our Chief Financial Officer, also entered into Subordination Agreements. We also issued a confession of judgment in favor of TCA.

We agreed to pay TCA a $1,500 asset monitoring fee (which increases as additional amounts are borrowed under the Credit Agreement) due each quarter that the Credit Agreement is outstanding. At closing we paid TCA a the first quarter asset monitoring fee, a cash transaction advisory fee 4% of the revolving loan commitment, a due diligence fee of $10,000, other fees including documentary stamp taxes and search fees totaling approximately $7,000, fees and costs of TCA’s attorney of $15,000 and a finder’s fee to Meyer and Associates, LP, a broker-dealer and member of Finra, of $40,000. Of the $891,550 of net proceeds to us, we used approximately $326,250 for the payment of certain obligations and are using the balance for working capital.

At closing we also paid TCA an equity advisory fee of $160,000 which was paid through the issuance of 134,454 shares of our common stock. TCA is an accredited investor and the issuance of these shares was exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(a)(2) of that act. In the event TCA does not receive at least $160,000 in net proceeds from the sale of those advisory shares, we are obligated to issue TCA additional shares of our common stock in an amount sufficient, that when sold, provides net proceeds to TCA equal to the $160,000. These shares are also subject to a mandatory redemption pursuant to which TCA can also request that we redeem these shares for cash for $160,000 minus the total value received by TCA through the sale of such shares.

The foregoing descriptions of the Credit Agreement, Revolving Note, Security Agreement, Pledge and Escrow Agreement, the Subordination Agreements are qualified in their entirety by reference to these agreements which are filed as Exhibits 10.46, 10.47, 10.48. 10.49 and 10.50, respectively, to this report.

Item 7.01 Regulation FD Disclosure.

On January 13, 2014 we issued a press release announcing the signing and closing of the Credit Agreement with TCA, a copy of which is furnished as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Sanomedics International Holdings, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits - In the form of:

10.46
Senior Secured Revolving Credit Facility Agreement dated December 31, 2013, effective January 9, 2014, by and between Sanomedics International Holdings, Inc., Thermomedics, Inc., Anovent, Inc., PrimeTime Medical, Inc., and TCA Global Credit Master Fund, LP.

10.47
Revolving Note in the principal amount of $2,300,000 issued December 31, 2013 effective January 9, 2014, by and between Sanomedics International Holdings, Inc., Thermomedics, Inc., Anovent, Inc., PrimeTime Medical, Inc., and TCA Global Credit Master Fund, LP.

10.48
Security Agreement dated December 31, 2013 effective January 9, 2014, by and between Sanomedics International Holdings, Inc., Thermomedics, Inc., Anovent, Inc., PrimeTime Medical, Inc., and TCA Global Credit Master Fund, LP.

10.49	Pledge and Escrow Agreement dated December 31, 2013 effective January 9, 2014, by and between Sanomedics International Holdings, Inc., and TCA Global Credit Master Fund, LP.
10.50
Form of Subordination Agreement dated December 31, 2013 effective January 9, 2014, by and between Keith Houlihan and TCA Global Credit Master Fund, LP and Sanomedics International Holdings, Inc., Thermomedics, Inc., Anovent, Inc., and PrimeTime Medical, Inc.

10.51
Form of Subordination Agreement dated December 31, 2013 effective January 9, 2014, by and between David C. Langle and TCA Global Credit Master Fund, LP and Sanomedics International Holdings, Inc., Thermomedics, Inc., Anovent, Inc., and PrimeTime Medical, Inc.

99.1	Press release dated January 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanomedics International Holdings, Inc.

Date: January 15, 2014	By:	/s/ David C. Langle
David C. Langle, Chief Financial Officer